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                                                                Exhibit 99(d)(4)




                                  May 19, 2001



ImClone Systems Incorporated
180 Varick Street
New York, NY 10014

Attention:      John B. Landes
                General Counsel


Ladies and Gentlemen:

In connection with the mutual consideration of a possible transaction (hereinafter "Transaction") involving ImClone Systems Incorporated and/or its subsidiaries or affiliates (the "Company") and Bristol-Myers Squibb Company and/or its subsidiaries or affiliates, each party hereto may make available to the other party (or may have previously made available to the other party after May 19, 2000) certain proprietary and confidential information concerning its businesses, financial condition, operations, and assets and liabilities and/or the business, financial condition, operations, and assets and liabilities of certain of its subsidiaries or affiliate. As a condition to such information being made available to the receiving party and its directors, officers, employees, agents, advisors or affiliates (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), the receiving party agrees to treat any such proprietary and confidential information concerning the disclosing party (whether prepared by the disclosing party, its Representatives or otherwise) which is furnished after the date hereof or was previously furnished after May 19, 2000, in each case by or on behalf of the disclosing party and which is proprietary and confidential at the time of disclosure (said information herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

Each party hereto agrees that it shall, and shall cause its Representatives to, use the Evaluation Material of the disclosing party solely for the purpose of evaluating a Transaction, keep the Evaluation Material of the disclosing party confidential, and not disclose such Evaluation Material to any other person; provided, however, that (i) the receiving party may make any disclosure of such information to which the disclosing party gives its prior written consent and


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John B. Landes, Esq.
May 19, 2001
Page 2


(ii) any of such information may be disclosed by the receiving party to its Representatives who need to know such information for the purpose of evaluating a Transaction between the parties, who shall keep such information confidential. In any event, each party shall be responsible for any breach of this letter agreement by any of its Representatives and each party agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure of the Evaluation Material.

Each party hereto agrees that, without the prior written consent of the other, it and its Representatives will not disclose to any person the fact that Evaluation Material has been exchanged, or that discussions or negotiations are taking place concerning a Transaction involving the parties or any of their subsidiaries or affiliates, unless advised by counsel that such disclosure is required by law and then only with as much prior written notice to the other party as is practical under the circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

If either party hereto decides that it does not wish to proceed with the Transaction it will promptly inform the other party of that decision. In that case, or at any time upon the request of either party for any reason, each party will promptly return to the other all written Evaluation Materials (and all copies thereof) previously furnished to it or its Representatives by or on behalf of the other party pursuant hereto and will destroy all portions of any notes, analyses, compilations, or other documents prepared by or for the receiving party that contain, reveal or reflect such Evaluation Material. Upon written request, the return and destruction of the Evaluation Material pursuant to this paragraph shall be confirmed in writing to the disclosing party by the receiving party. Notwithstanding the return or destruction of the other party's Evaluation Material, each party and its Representatives will continue to be bound by the obligations of confidentiality and nondisclosure hereunder.

Each party hereto acknowledges that neither party nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material and neither party shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of the other party's Evaluation Material in connection with the evaluation of a Transaction.

The term "Evaluation Material" as used in this letter agreement does not include information which (i) is or becomes generally available to the public or in the public domain other than as a result of a disclosure by the receiving party or its Representatives, (ii) was within the possession of the receiving party prior to its being furnished by or on behalf of the disclosing party pursuant hereto, provided that the source of such information was not known by the receiving party to be

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John B. Landes, Esq.
May 19, 2001
Page 3


bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not known by the receiving party after due inquiry to be bound by a confidentiality agreement with the disclosing party or any party with respect to such information, or (iv) is derived or developed by the receiving party without violating any of its obligations hereunder.

We agree that, for a period of one year from the date of this letter agreement, none of our officers, directors or employees who has knowledge of this letter agreement or the matters contemplated hereby will directly or indirectly solicit for employment or hire any officer, director or employee of the Company with whom we have had contact or who became known to us in connection with our consideration of a Transaction; provided, however, that we shall not be precluded from hiring any such person who (i) initiates discussions regarding such employment without direct or indirect solicitation by us or (ii) responds to any public advertisement placed by us in a newspaper or a journal of general circulation.

You agree that, for a period of one year from the date of this letter agreement, none of your officers, directors or employees who has knowledge of this letter agreement or the matters contemplated hereby will directly or indirectly solicit for employment or hire any officer, director or employee of Bristol-Myers Squibb Company and/or its subsidiaries or affiliates with whom you have had contact or who became known to you in connection with your consideration of a Transaction; provided, however, that you shall not be precluded from hiring any such person who (i) initiates discussions regarding such employment without direct or indirect solicitation by you or (ii) responds to any public advertisement placed by you in a newspaper or a journal of general circulation.

We agree that, for a period of two years from the date of this letter agreement, neither we nor any of our affiliates or Representatives will, without the prior written consent of the Company or its Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company, or any assets of the Company; (ii) offer to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, (iv) make or cause the Company to make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (v) form, join or in any way participate in a

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John B. Landes, Esq.
May 19, 2001
Page 4

"group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company or (vii) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph. We will promptly advise the Company of any inquiry or proposal made to us with respect to any of the foregoing. Notwithstanding the provisions of the foregoing paragraph, (i) the acquisition of any of the Company's securities, businesses or assets by any assets by any person not controlled by us (E.G., employee retirement plan), or (ii) contact by us with any successor in interest to the Company, its securities (in a transaction of the type contemplated by this letter agreement), businesses or assets regarding such successor's interests, shall not constitute a breach of this paragraph.

This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in its entirety the letter agreement between the parties hereto dated May 19, 2000. The parties agree that unless and until a definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any other oral or written expression of interest and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract), except with respect to the matters specifically agreed to herein. Without limiting the generality of the foregoing, the parties agree that each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party with regard to a Transaction between the parties and to terminate discussions and negotiations at any time.

The parties hereto acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by the other party or by their Representatives, and, without prejudice to any other rights and remedies otherwise available to the parties, agree that each of the parties shall be entitled to seek injunctive relief. In the event of litigation relating to this letter agreement, the prevailing party following a final, nonappealable court decision shall be entitled to reimbursement by the other party of its reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall be binding on and inure to the benefit of each party's successors and assigns, but may not be assigned without the prior written consent of the other party. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right, power or privilege hereunder. No amendment

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John B. Landes, Esq.
May 19, 2001
Page 5


or modification of this letter agreement shall be effective unless set forth in a written instrument executed by each party hereto. Except as otherwise expressly provided herein, all obligations, rights and privileges under this letter agreement shall terminate five (5) years from the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.


                                             Very truly yours,

                                             BRISTOL-MYERS SQUIBB COMPANY


                                             By:   /s/ BRIAN A.MARKISON
                                                ------------------------------
                                                       Brian A. Markison
                                             Senior Vice President - External
                                                       Development




Accepted and agreed to as of the date first written above:

IMCLONE SYSTEMS INCORPORATED


By: /s/ JOHN B. LANDES
    ------------------
        John B. Landes
        General Counsel